EXHIBIT 99.1

Signal Genetics Provides Overview of Recent Corporate Achievements

Quarterly Revenue Growth of 32% Year-Over-Year

CARLSBAD, Calif., Nov. 14, 2014 (GLOBE NEWSWIRE) -- Signal Genetics, Inc. (Nasdaq:SGNL) (Signal), a commercial stage, molecular diagnostic company focused on providing innovative diagnostic services that help physicians make better-informed decisions concerning the care of their patients suffering from cancer, today provided a business update and overview of its recent achievements.

Recent Highlights

  Increased net revenue to $1.3 million for the third quarter, an increase of 32% from the third quarter of 2013
  Named two key appointments to management team
    Tamara Seymour, Chief Financial Officer
    Michael C. Cerio, Senior Vice President, Commercial Strategy and Business Development
  Expanded sales force with two additional hires
  Extended exclusive laboratory services agreements with University of Arkansas for Medical Sciences (UAMS)

Samuel D. Riccitelli, Signal's President and Chief Executive Officer, commented, "During the third quarter, we continued to execute on our business strategy by significantly growing our revenue, extending a key relationship and expanding our leadership team. Of note, we grew revenue by 32% during the quarter when compared to the third quarter of 2013, which includes an increase of 128% from non-UAMS hospitals. UAMS is our key partner and we recently extended our exclusive laboratory services agreement with this top research center for the treatment of multiple myeloma. We are excited about the confidence they continue to demonstrate in the Company, but we also realize the importance of growing our revenue through other relationships. We believe the revenue growth we achieved speaks to the growing recognition from physicians of our MyPRS® test and the benefits it provides in the management of patient care."

Mr. Riccitelli concluded, "In addition, we made two key hires since our initial public offering at the end of June with the appointment of Tamara Seymour as Chief Financial Officer and Michael C. Cerio as Senior Vice President of Commercial Strategy and Business Development. They each bring to the Signal team a wealth of industry knowledge and we look forward to the continued contributions they will make to the Company's long-term success. Along with Tamara and Michael, we have expanded our sales force to three people, all of whom have a tremendous amount of experience in oncology product sales and will be key members of our team as we seek to expand our footprint."

About Signal Genetics, Inc.

Signal Genetics, Inc., headquartered in Carlsbad, California, is a commercial stage, molecular diagnostic company focused on providing innovative diagnostic services that help physicians make better-informed decisions concerning the care of their patients suffering from cancer. The Company's mission is to develop, validate and deliver innovative diagnostic services that enable better patient-care decisions. Signal was founded in January 2010 and became the exclusive licensee in its licensed field to the renowned research on multiple myeloma performed at UAMS, in April 2010.

(Financial Statements to follow.)

Signal Genetics, Inc. and Subsidiaries
Consolidated Balance Sheets

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash	$ 6,388,358	$ 209,348
Restricted cash	50,236	50,180
Accounts receivable, net	1,549,998	994,010
Inventory	232,064	356,641
Prepaid expenses and other current assets	434,902	444,369
Total current assets	8,655,558	2,054,548

Property and equipment, net	825,882	928,026
Deferred issuance costs	--	655,018
Security deposits	43,326	35,034

	$ 9,524,766	$ 3,672,626

LIABILITIES AND STOCKHOLDERS' EQUITY/MEMBERS' DEFICIENCY
Current liabilities:
Accounts payable and accrued expenses	$ 939,481	$ 689,716
Amounts due to related party	1,045,000	--
Note payable - current portion	10,597	42,046
Note payable - related party	--	26,568,554
Total current liabilities	1,995,078	27,300,316

Lease termination/abandonment payable	--	259,345
Commitments and contingencies

Stockholders' equity/members' deficiency:
Common stock, $0.01 par value, 50,000,000 shares authorized, 3,782,629 shares issued and outstanding at September 30, 2014 and no shares issued and outstanding at December 31, 2013	37,826	--
Additional paid in capital	39,010,827	--
Accumulated deficit	(31,518,965)	--
Members' deficiency	--	(23,887,035)
Total members' deficiency/stockholders' equity	7,529,688	(23,887,035)

	$ 9,524,766	$ 3,672,626

Signal Genetics, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations

	Three Months Ended
	September 30, 2014	September 30, 2013

Net revenue	$ 1,300,990	$ 983,589

Operating expenses:
Cost of revenue	871,522	713,200
Selling and marketing	178,816	99,941
General and administrative	1,103,762	435,503
Stock compensation	703,725	--
Research and development	76,214	46,604
Total operating expenses	2,934,039	1,295,248

Operating loss	(1,633,049)	(311,659)

Interest expense	(4,154)	(567,976)

Net loss	(1,637,203)	(879,635)

Dividend to member unit holder of Myeloma Health LLC	--	(60,000)

Net loss attributable to stockholders of Signal Genetics, Inc.	$ (1,637,203)	$ (939,635)

Basic and diluted net loss per share:
Net loss attributable to stockholders of Signal Genetics, Inc.	$ (0.43)	$ (0.35)

Weighted average shares outstanding - basic and diluted	3,782,629	2,672,349

Signal Genetics, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations

	Nine Months Ended
	September 30, 2014	September 30, 2013

Net revenue	$ 3,665,484	$ 3,225,881

Operating expenses:
Cost of revenue	2,333,216	2,110,323
Selling and marketing	325,639	253,094
General and administrative	1,891,006	1,131,555
Stock compensation	3,578,465	--
Research and development	148,288	182,193
Total operating expenses	8,276,614	3,677,165

Operating loss	(4,611,130)	(451,284)

Interest expense	(1,020,801)	(1,505,198)

Net loss	(5,631,931)	(1,956,482)

Dividend to member unit holder of Myeloma Health LLC	--	(240,000)

Net loss attributable to stockholders of Signal Genetics, Inc.	$ (5,631,931)	$ (2,196,482)

Basic and diluted net loss per share:
Net loss attributable to stockholders of Signal Genetics, Inc.	$ (1.78)	$ (0.85)

Weighted average shares outstanding - basic and diluted	3,162,639	2,587,475
CONTACT: INVESTOR CONTACT:
         The Ruth Group
         David Burke
         Tel: 646-536-7009
         dburke@theruthgroup.com